UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2008

Good Harbor Partners Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-15341	20-3303304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Byron Road Weston, MA	02493
(Address of principal executive offices)	(Zip Code)

(781) 812 - 9199
(Registrant’s telephone number, including area code)
None
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 - Entry into a Material Definitive Agreement and Item 3.02 - Unregistered Sales of Equity Securities.

Effective October 20, 2008, Good Harbor Partners Acquisition Corp. (the “Company”) sold 2,400,000 shares of its common stock, par value, $0.0001 per share, at a purchase price of $0.05 per share to certain investors pursuant to subscription agreements. Pursuant to the terms and conditions of the subscription agreements, the Company raised gross proceeds of $120,000. The Company intends to apply the offering proceeds for working capital and general corporate purposes.

On October 23, 2008, the Company received conversion notices from the holders of its convertible promissory notes due February 28, 2009. Pursuant to the terms of the notes, the outstanding principal amounts owed to the holders under the convertible promissory note were converted into an aggregate of 2,400,000 shares of the Company's common stock at a purchase price of $0.05 per share.

In connection with the execution of the subscription agreements, the Company entered into separate voting trust agreements with each of the investors granting full power to vote the shares to the trustees named therein. The voting trust agreements will terminate upon the earlier of (1) the sale of all of the shares of Common Stock of the Company issued and issuable to the shareholders of the Company or (2) a date fixed by the trustees, of which they shall give notice in writing at least 20 business days in advance.

No brokers or finders were used, and no commissions or other fees have been paid by the Company regarding the sale and issuance of common stock. The issuances were made in reliance upon Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit Number	Description
4.1*	Promissory Note issued by Good Harbor Partners Acquisition Corp. to HCFP Brenner Holdings, LLC dated June 13, 2008.
4.2*	Promissory Note issued by Good Harbor Partners Acquisition Corp. to Ralph S. Sheridan dated June 13, 2008.
10.1	Form of Good Harbor Partners Acquisition Corp. Subscription Agreement
10.2	Form of Good Harbor Partners Aquisition Corp. Voting Trust Agreement

*	Filed as an exhibit to the Company’s Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission on June 24, 2008 and incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD HARBOR PARTNERS ACQUISITION CORP.

Date: October 24, 2008	/s/ Ralph S. Sheridan
Ralph S. Sheridan
Chief Executive Officer and Secretary